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                               EXHIBIT 10.8.2

                          LOAN ASSUMPTION AGREEMENT

    THIS AGREEMENT made as of June 2, 1998 (the "Effective Date") by and between STEER ENTERPRISES, INC. ("Steer"), GREGORY S. CUTCHALL ("Cutchall") and AUSTINS STEAKS & SALOON, INC. ("Austins").

                           W I T N E S S E T H:

    In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, and in contemplation of that certain Offer to Purchase dated May 14, 1998, made by and between Austins as buyer and Steer and Mihart, Inc. as sellers, wherein Austins agreed to purchase certain assets of Steer and Mihart, Inc., Steer and Cutchall, for themselves and their successors and assigns, do hereby assign and transfer unto Assignee all of Steer's and Cutchall's obligations and duties with respect to the following "Loans":

    1. The obligation to pay all of the principal balance and accrued interest due under that certain Promissory Note (the "Micek Note"), dated August 19, 1996, in the original principal balance of $180,000.00, made by Steer to the order of Edward J. Micek ("Micek"), together with that Deed of Trust securing the Micek Note, dated August 19, 1996, made by Steer as Trustee for the benefit of Micek as Beneficiary.

    2. The obligations to pay all of the principal balance and accrued interest due under that certain Promissory Note (the "Mid City Note"), dated October 2, 1996, in the original principal balance of $120,000.00, made by Steer and Cutchall to the order of Mid City Bank ("Bank"), together with that Security Agreement securing the Mid City Note, dated October 2, 1996, made by Steer as debtor to Mid City Bank as secured party.

    The Micek Note and the Deed of Trust securing the same and the Mid City Note and the Security Agreement securing the same shall hereinafter to collectively referred to as the "Loan Documents".

    Assignee, for its successors and assigns, does hereby accept, assume, take over and succeed to all of Steer's and Cutchall's obligations and duties with respect to the Loans and Loan Documents and all of their terms, conditions; provisions, covenants and obligations contained therein, and any amendments thereto, which Steer or Cutchall is obligated to keep or perform and Assignee hereby covenants with Steer and Cutchall, and their success and assigns, to fully and faithfully make, keep and perform all payments, terms, conditions, covenants and obligations contained in the Loans and the Loan Documents. Assignee shall indemnify and hold Steer and Cutchall harmless from and against all payments, costs, expenses and obligations due under and with respect to the Loan and the Loan Documents.

    Assignee will immediately notify Steer and Cutchall of any and all notices that Assignee may receive from Micek or Bank. If Assignee shall fail to perform any of the obligations under the Loans or the Loan Documents, either Steer or Cutchall shall have the right to cure any such

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default and any sums so expended by Steer or Cutchall in curing such defaults shall be refunded to Steer or Cutchall, as the case may be, together with interest thereon at the rate of 18% per annum, within 15 days after request therefore from Steer or Cutchall.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STEER ENTERPRISES, INC.                  AUSTINS STEAKS & SALOON, INC.

By: /s/ [Illegible]                      By: /s/ [Illegible]
    ------------------------------          ------------------------------

Title: President                         Title: Secretary
      ----------------------------             ---------------------------

/s/ Gregory S. Cutchall
----------------------------------
GREGORY S. CUTCHALL



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